INDEPENDENT AUDITORS' CONSENT


We consent to the reference to our firm under the caption "Financial Highlights", "Additional Information About the Funds" and "Financial Statements" in the Prospectus and Related Statement of Additional Information in Post-Effective Amendment No. 49 to the Registration Statement (No. 2-34277) being filed under the Securities Act of 1933, (No. 29 under the Investment Company Act of 1940) on Form N-1A by Stralem Fund and to the incorporation by reference therein of our report dated January 30, 2003 with respect to the financial statements and condensed financial information of the Stralem Fund consisting of the Stralem Fund Series (name subsequently changed to the Stralem Balanced Fund Series) and the Stralem Equity Fund Series included in its Annual Report (Form N-30D) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


Eisner LLP


New York, New York
April 25, 2003